Exhibit 99.1

Connecticut Water Service Inc. Reports 2018 Earnings

•	Revenues Increase 10 Percent

•	Regulatory Decisions on Tax Cuts and Jobs Act

•	Customer Satisfaction at 92 percent, 17 consecutive years at 85 percent or above

CLINTON, Conn. — February 28, 2019 — Connecticut Water Service, Inc. (Nasdaq: CTWS) announced net income of $16.7 million or $1.40 earnings per basic common share (EPS) for 2018 on total revenues of $124.8 million. Total revenues include revenues generated by the Company’s three business segments: Water Operations, Service and Rentals, and Real Estate.

Non-GAAP Adjusted Net Income*, which excludes merger and acquisition costs, for 2018 increased from the prior year by $2.2 million. The improved results in 2018 were primarily driven by increased revenues in base rates in Connecticut and Maine as well as increases in Water Infrastructure and Conservation Adjustment (WICA) and Water Infrastructure Charge (WISC) surcharges. The increased base rate revenues are associated with a settlement agreement between The Connecticut Water Company (Connecticut Water Company) and the Office of Consumer Counsel that was approved by the Connecticut Public Utilities Regulatory Authority (PURA) and a rate increase in The Maine Water Company’s (Maine Water) Biddeford and Saco division that became effective in December 2017. These improved revenues were partially offset by increased operating expenses and depreciation.

“We are pleased with our 2018 results, which reflect our continued focus on operational excellence and providing world-class service to the families and communities we are privileged to serve,” stated David C. Benoit, president and CEO of CTWS. Mr. Benoit added, “We are committed to continue our strong track-record of infrastructure investment, exceeding customer expectations and being a partner in the community. We believe those efforts will be bolstered through our planned combination with SJW Group.”

* A description of Non-GAAP Adjusted Net Income is provided in “Use and Definition of Non-GAAP Financial Measures” and a reconciliation to GAAP financial measures is provided in the table at the end of this release.

Tax Cuts and Jobs Act

On January 13, 2019, PURA issued a decision that determined the appropriate accounting and rate treatments related to reduction of the federal corporate income tax rate from 35 to 21 percent. The decision requires the Company’s Avon Water and Heritage Village Water subsidiaries to account for reduced income tax expense, which would be returned to customers through their next general rate case filings. Connecticut Water Company customers are currently benefitting from the reduced tax expense through the settlement agreement with the Office of Consumer Counsel that is described under the heading “PURA Rate Settlement Agreement” in this news release.

The Maine Public Utilities Commission (MPUC) and Maine Water are expected to reach a settlement in the first quarter of 2019 on what impact, if any, there will be on customer rates as a result of the tax reduction.

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Combination with SJW Group

As previously announced, on November 16, 2018, CTWS received shareholder approval of the merger of CTWS and SJW Group. As further disclosed, after a thorough review conducted by the management and boards of CTWS and SJW Group, and with the support of their respective Connecticut regulatory counsel, the companies decided to file new applications with PURA and MPUC in connection with the proposed merger. The companies expect that the new applications will be filed during the second quarter of 2019.

Maine Water Conservation Easement to Protect Source Water and Open Space

On September 27, 2018, Maine Water closed on the sale of a conservation easement with the Coastal Mountains Land Trust (CMLT) to protect 786 acres of watershed land in Rockport and Hope, Maine. This is the first of two transactions through an agreement with CMLT that, when fully executed, will protect 1,300 acres of watershed land around Mirror Lake and Grassy Pond, the primary sources of drinking water for the region.

The gain on the transaction will be shared equally between customers and shareholders. As a result of the transaction, the company realized an after-tax gain of $435,000 in Q3. In addition, Maine Water’s customers in the Camden Rockland division benefit from the transaction with credits totaling $435,000 to be applied to customer bills over a one-year period that began in January 2019.

PURA Rate Settlement Agreement

Revenues in 2018 reflected the benefits of the settlement agreement between Connecticut Water Company and the Office of Consumer Counsel, approved by PURA on August 15, 2018, that allowed for the recovery through increased rates, retroactive to April 1, 2018, the $36.3 million of plant in service with Connecticut Water Company’s generational investment in clean drinking water at the newly upgraded Rockville Drinking Water Treatment Facility. In addition, the settlement agreement allowed Connecticut Water Company to fold the then current WICA surcharge of 9.81 percent into base rates and reset the WICA surcharge to zero so Connecticut Water Company can seek approval to adjust WICA charges as additional eligible work is completed and serving customers. In December 2018, PURA authorized a WICA surcharge of 2.15 percent effective with bills issued after January 1, 2019. As noted above, the settlement agreement also adjusted for impacts of the Tax Cuts and Jobs Act for Connecticut Water Company customers.

Infrastructure Replacement

Maine Water files for WISC increases with MPUC on a system-by-system basis. The current average of approved WISC surcharges of all divisions of Maine Water is 6.8 percent. The maximum WISC surcharge allowed in Maine ranges from 10 to 20 percent, depending on the size of the water system.

The current WICA charge is 2.15 percent for Connecticut Water Company and is 9.31 percent for Avon Water. Heritage Village Water has not filed for a WICA surcharge.

WICA and WISC allow for recovery of eligible infrastructure replacements on a semi-annual basis. Since the adoption of WICA in 2007, Connecticut Water Company has replaced more than 124 miles of aging water main with an average age of 75 years. WISC became available in Maine in 2013 and has been used by Maine Water to replace 12 miles of aging water mains and pump stations, construct storage tanks, and fund treatment improvements.

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Customer Satisfaction

CTWS’s 2018 Customer Satisfaction Index, as measured by an independent research firm, was measured at 92 percent. It was the 17th consecutive year that customer satisfaction has exceeded world-class levels of 85 percent or higher.

About CTWS

CTWS is one of the 10 largest U.S.-based publicly traded water utilities, and is listed on the Nasdaq Global Select Market under the ticker symbol CTWS. Through its regulated utility subsidiaries, CTWS serves more than 136,000 water customers, or more than 425,000 people in 80 communities across Connecticut and Maine, and more than 3,000 wastewater customers in Southbury, Connecticut.

Additional information regarding results, performance or achievements noted in this news release is available in CTWS’s Form 10-K that was filed with the U.S. Securities and Exchange Commission (the SEC) earlier today. A link to the Form 10-K filing can be found at http://ir.ctwater.com.

Use and Definition of Non-GAAP Financial Measures

We consider Adjusted Net Income as a key business metric, which is a Non-GAAP financial measure.

We define Adjusted Net Income as Net Income excluding certain material items outside of normal business operations. For this Non-GAAP financial measure, we consider these items to be income or expenses that have not been recorded within the prior two years and are not expected to recur within the next two years. Such items include costs incurred in 2018 for the proposed merger with SJW Group and the completed acquisitions of Heritage Village Water and Avon Water during 2017.

Adjusted Net Income is a supplemental financial measure used by us and by external users of our financial statements and is considered to be an indicator of the operational strength and performance of our business. Adjusted Net Income allows us to assess our performance without regard to the impact of matters that we do not consider indicative of the operating performance of our business.

We use Adjusted Net Income to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting our business. We believe Adjusted Net Income assists our Board of Directors, management and investors in comparing our operating performance on a consistent basis from period to period because they remove the impact of certain material items outside of normal business operations (such as the costs incurred for the proposed merger with SJW Group) from our operating results.

Despite the importance of this Non-GAAP financial measure in analyzing our business, measuring and determining incentive compensation and otherwise evaluating our operating performance, Adjusted Net Income is not a measurement of financial performance under GAAP, may have limitations as an analytical tool and should not be considered in isolation from, or as an alternative to, Net Income or any other measure of our performance derived in accordance with GAAP. Adjusted Net Income is not a measure of profitability under GAAP.

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We also urge you to review the reconciliation of this Non-GAAP financial measure included in the Results of Operations section of our annual report on Form 10-K for the year ended December 31, 2018 and also provided below. To properly and prudently evaluate our business, we encourage you to review the Consolidated Financial Statements and related notes included elsewhere in our Form 10-K and to not rely on any single financial measure to evaluate our business. In addition, because the Adjusted Net Income measure is susceptible to varying calculations, such Non-GAAP financial measures may differ from, and may therefore not be comparable to, similarly titled measures used by other companies.

The following table provides a reconciliation of Net Income to Non-GAAP Adjusted Net Income for the years ended December 31, 2018 and 2017:

	2018	2017
Net Income	$16,695	$25,054
Merger and Acquisition Costs	10,819	392
Financing Costs	177	—

Adjusted Net Income	$27,691	$25,446

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Connecticut Water Service, Inc. & Subsidiaries

Condensed Consolidated Selected Financial Data (unaudited)

(In thousands except per share amounts)	December 31, 2018	December 31, 2017

Operating Revenues	$116,665	$107,054
Other Water Activities Revenues	1,639	1,471
Real Estate Revenues	1,350	212
Service and Rentals Revenues	5,182	5,112

Total Revenues	$124,836	$113,849

Total Operating Expenses	$80,564	$73,649
Other Utility Income, Net of Taxes	$1,078	$824
Total Utility Operating Income	$37,179	$34,229
Gain (Loss) on Property Transactions, Net of Taxes	$629	$33
Non-Water Sales Earnings (Services and Rentals), Net of Taxes	$1,807	$1,167
Net Income	$16,695	$25,054
Net Income Applicable to Common Shareholders	$16,685	$25,016
Basic Earnings Per Average Common Share	$1.40	$2.17
Diluted Earnings Per Average Common Share	$1.38	$2.13
Basic Weighted Average Common Shares Outstanding	11,914	11,540
Diluted Weighted Average Common Shares Outstanding	12,065	11,762
Book Value Per Share	$24.40	$24.34

Condensed Consolidated Balance Sheets (unaudited)

(In thousands)	December 31, 2018	December 31, 2017

ASSETS
Net Utility Plant	$739,793	$697,723
Current Assets	38,511	35,678
Other Assets	173,565	165,382

Total Assets	$951,869	$898,783

CAPITALIZATION AND LIABILITIES
Shareholders’ Equity	$294,136	$293,630
Preferred Stock	—	772
Long-Term Debt	257,511	253,367
Current Liabilities	78,906	41,538
Other Liabilities and Deferred Credits	186,235	177,947
Contributions in Aid of Construction	135,081	131,529
Total Capitalization and Liabilities	$951,869	$898,783

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “projects,” “strategy,” or “anticipates,” or the negative of those words or other comparable terminology.

The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the following factors: (1) the risk that the conditions to the closing of the SJW Group transaction are not satisfied; (2) the risk that the regulatory approvals required for the transaction are not obtained at all, or if obtained, on the terms expected or on the anticipated schedule; (3) the risk that the California Public Utilities Commission’s (CPUC) investigation may cause delays in or otherwise adversely affect the transaction and that SJW Group may be required to consummate the transaction prior to the CPUC’s issuance of an order with respect to its investigation; (4) the effect of water, utility, environmental and other governmental policies and regulations; (5) litigation relating to the transaction; (6) the ability of each party to meet expectations regarding timing, completion and accounting and tax treatments of the transaction; (7) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement between the parties to the transaction; (8) changes in demand for water and other products and services; (9) unanticipated weather conditions; (10) catastrophic events such as fires, earthquakes, explosions, floods, ice storms, tornadoes, terrorist acts, physical attacks, cyber-attacks, or other similar occurrences that could adversely affect the facilities, operations, financial condition, results of operations and reputation of CTWS; (11) risks that the transaction disrupts the current plans and operations of CTWS; (12) potential difficulties in employee retention as a result of the transaction; (13) unexpected costs, charges or expenses resulting from the transaction; (14) the effect of the announcement or pendency of the transaction on business relationships, operating results, and business generally, including, without limitation, competitive responses to the transaction; (15) risks related to diverting management’s attention from ongoing business operations of CTWS; and (16) legislative and economic developments.

In addition, actual results are subject to other risks and uncertainties that relate more broadly to CTWS’s overall business and financial condition, including those more fully described in its filings with the SEC , including, without limitation, its Annual Report on Form 10-K for the fiscal year ended December 31, 2018. Forward-looking statements are not guarantees of performance, and speak only as of the date made, and neither CTWS nor its management undertakes any obligation to update or revise any forward-looking statements except as required by law.

News media contact:

Daniel J. Meaney, APR

Director of Corporate Communications

Connecticut Water Service, Inc.

93 West Main Street, Clinton, CT 06413-1600

(860) 664-6016